, 2019
Exhibit 99.1

LIBERTY LATIN AMERICA’S C&W CREDIT SILO PRICES NEW $1.5 BILLION TERM LOAN DUE 2032

•    Refinancing transaction significantly extends silo’s weighted average life of debt

DENVER, COLORADO – February 4, 2025: Liberty Latin America’s (“LLA” or the “Company”) largest credit silo, Cable & Wireless (“C&W”), priced a new $1.5 billion term loan at the end of January 2025. This term loan matures in 2032, bears interest at a rate of SOFR + 3.25%, and the net proceeds will be used to repay a $1.5 billion term loan maturing in 2028. This transaction is expected to close on February 18, 2025.

Chris Noyes, Liberty Latin America’s CFO, said, “Combined with the $1.0 billion refinancing of C&W’s Senior Secured and Senior Notes last October, we have now successfully extended the majority of C&W’s maturities beyond 2031, bringing our weighted average life of debt to nearly 6 years. This new $1.5 billion term loan highlights our ability to access markets efficiently, demonstrates the strength of the C&W credit silo, and positions the business for continued growth.”

ABOUT LIBERTY LATIN AMERICA

Liberty Latin America is a leading communications company operating in over 20 countries across Latin America and the Caribbean under the consumer brands BTC, Flow, Liberty and Más Móvil. The communications and entertainment services that we offer to our residential and business customers in the region include digital video, broadband internet, telephony and mobile services. Our business products and services include enterprise-grade connectivity, data center, hosting and managed solutions, as well as information technology solutions with customers ranging from small and medium enterprises to international companies and governmental agencies. In addition, Liberty Latin America operates a subsea and terrestrial fiber optic cable network that connects approximately 40 markets in the region.

Liberty Latin America has three separate classes of common shares, which are traded on the NASDAQ Global Select Market under the symbols “LILA” (Class A) and “LILAK” (Class C), and on the OTC link under the symbol “LILAB” (Class B).
For more information, please visit www.lla.com or contact:

Investor Relations:	Media Relations:
Kunal Patel: ir@lla.com	Kim Larson: llacommunications@lla.com